UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	July 3, 2017

	Contact:	Nelli Madden
732-577-4062

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 3, 2017…...........On July 3, 2017, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable September 15, 2017, to shareholders of record at the close of business on August 15, 2017. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on July 3, 2017, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from June 1, 2017 through August 31, 2017, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable September 15, 2017, to shareholders of record at the close of business on August 15, 2017. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

In addition, on July 3, 2017, the Board of Directors declared a quarterly dividend of $0.50 per share for the period from June 1, 2017 through August 31, 2017, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable September 15, 2017, to shareholders of record at the close of business on August 15, 2017. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 107 manufactured home communities containing approximately 19,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968